OFFER LETTER

September 21, 2011

Richard C. Gibson
3802 East Highland
Phoenix, AZ 85018

Dear Richard:

On behalf of Iveda Solutions, Inc., (the “Company”), I am pleased to confirm our verbal offer of employment to you for the position of Senior Vice President of Global Sales reporting to me. This letter sets out the terms of your employment with the Company, which will start on October 24, 2011.

If you decide to join us, your initial base gross salary will be $6,666.67 per month ($80,000 per year) plus commission, less applicable tax and other withholdings, paid in accordance with the Company’s normal payroll procedures.  The Company may make future salary adjustments, if any, in its sole and exclusive discretion. You will also be eligible to participate in various Company fringe benefit plans, including group health insurance, 401(k), vacation program, bonus plan participation, if applicable or once available. The Company reserves the right to change or eliminate these benefits on a prospective basis at any time.

You will be eligible to accrue up to 15 days of paid time off (vacation and sick) per year, subject to the Company’s PTO Policies and Procedures. Subject to the approval of the Company’s Board of Directors at the next board meeting, you will be granted an option to purchase 100,000 shares of Company common stock under the Company’s employee incentive stock option plan at an exercise price equal to the fair market value of that stock on your option grant date.  Your option will vest 25% upon grant, and the rest over three years (25% each subsequent year of employment), and will be subject to the terms and conditions of the Company’s stock option plan and standard form of stock option agreement, which you will be required to sign as a condition of receiving the option.

If you accept our offer, your employment with the Company is “at will,” which means your employment is not for any specific period of time and can be terminated by you at any time for any reason. Similarly, the Company may terminate the employment relationship at any time, with or without cause or advance notice.  In addition, the Company reserves the right to modify your position or duties to meet business needs and to use discretion in deciding upon appropriate discipline.  Any change to the at-will employment relationship must be by a specific written agreement signed by the Company’s Board of Directors and you.

As a condition of your employment, you will be required to sign the Company’s standard Employee Innovations and Proprietary Rights Assignment Agreement, and to provide the Company with documents establishing your identity and right to work in the United States.  You must provide these documents to the Company within three days after your employment start date.

IF APPLICABLE:  In the event of any dispute or claim solely related to or arising out the termination of your employment relationship with the Company for any reason (including, but not limited to, any claims of breach of contract, wrongful termination or age, sex, race, national origin, disability or other discrimination or harassment), you agree that such disputes will be fully, finally and exclusively resolved by binding arbitration conducted by the American Arbitration Association in King County, Washington.  You and the Company hereby waive your right to have claims or disputes related to the termination of your employment relationship with Company tried by a judge or jury.  You acknowledge and agree that you have had an opportunity to consult with your attorney with respect to the waiver of such right.  You and the Company acknowledge and agree that this arbitration clause shall not apply to any claims by Company or you arising out of or related to proprietary and intellectual property rights.

This letter, the 2011 Sales Incentive Plan, the Employee Innovations and Proprietary Rights Assignment Agreement, and stock option agreement referenced above, contain the entire agreement between the Company and you regarding the terms and conditions of your employment, and supersede all prior or contemporaneous agreements, understandings, negotiations or representations between the Company and you.

This offer will remain open until September 30, 2011.  To indicate your acceptance of the Company’s offer, please sign and date this letter on the spaces provided below and return it to me no later than, September 30, 2011. We look forward to having you join us in full capacity.  If you have any questions, please feel free to call me at 480-307-8700.

Sincerely, IVEDA SOLUTIONS, INC.

By:	/s/ David Ly
David Ly
President & CEO

I agree to and accept employment with the Company on the terms and conditions set forth in this agreement.

Date:	September 28	, 2011	Signature:	/s/ Richard C. Gibson
Richard C. Gibson